LifePoint, Inc.

October 1, 2001

Dear Fellow Stockholder:

The last four months have been incredibly busy as we complete the final steps needed before market introduction of our LifePointTM IMPACTTM Test System. LifePoint Inc. has continued to accomplish a significant number of internal objectives that are critical for the Company in advancing from a pre-revenue, developmental stage enterprise to a fully integrated commercial corporation with established revenue streams and longer-term profits.

It gives me great pleasure to report on our substantial progress across all business areas. Since our last letter in May, the Company has accomplished the following:

  Initiated final product evaluations in August to generate the data needed for product claims and market introduction.

  The data generated during our final studies show that the instrument is stable and reliable as a highly sensitive detection system; the basis of the product's ability to generate highly sensitive, lab-quality results, for the first time in an on-site product.

  Completed writing an omnibus patent application, currently with over 1,200 claims, that covers final instrument, disposable design and unique inventions. We expect to obtain more than ten additional patents from this omnibus patent application, which will be filed shortly.

  Initiated the development of the next test assays, including ecstasy and benzodiazepines.

  Continued the process of manufacturing scale-up and semi-automation, as well as cost reduction efforts on both the disposable cassette and the instrument.

  Obtained commitments from two European countries for the evaluation and use of the LifePoint IMPACT Test System for driving under the influence testing.

  Finalized and have begun to implement the product launch plans for LifePoint's initial target markets.

   Hired highly experienced, proven, key sales, customer and technical support personnel, who will provide LifePoint the expertise to rapidly implement our marketing and sales strategies in the law enforcement, industrial and European markets, and provide the quality support that will enable us to best serve our customers.

  Hired a Vice President, Finance and Chief Financial Officer with over 30 years' proven experience in finance and accounting for medical and pharmaceutical companies, including proven performance in fundraising, Wall Street relationship-building, mergers and acquisitions and strategic partnerships.

  Completed a private placement financing that raised over $13.7 million, which, in conjunction with the marketing fees from our strategic partner, CMI, should take LifePoint to profitability. Wells Fargo Van Kasper acted as the placement agent.

Product Development

At the end of May, we identified three alternative materials for the mouthpiece, and were able to validate the use of these materials and initiate field evaluations in early August. The initial data generated on the chemistries are extremely promising and reconfirm our expectations. We continue to be excited about the excellent performance of the chemistries with results that are superior to many laboratory-based systems.

The research department has already initiated development for the additional chemistries that will allow expansion of the menu of the IMPACT Test System for drug testing on a worldwide basis as well as in emergency settings, such as prescription drug overdose. These chemistries include:

  Ecstasy, a rapidly growing drug abuse problem in the United States and in Europe

  Benzodiazepines to meet European requirements

  The addition next year of barbiturates and tri-cyclic anti-depressants for emergency room testing for prescription drug overdose.

Intellectual Property

LifePoint continues to build protection for our unique product and technology. We have completed an omnibus patent application, currently with over 1,200 claims, to protect our final instrument and disposables design and unique inventions. This omnibus patent should result in ten additional patents. As we advance with our product development efforts, expand our chemistry menu and develop additional instruments, we expect to continue to file further applications for worldwide patents.

Regulatory / Quality Assurance

The documentation and quality assurance processes needed to ensure that the IMPACT Test System meets US and European medical and legal requirements, as well as ensure that the manufacturing processes will produce a reliable, quality product, will soon be completed. We have initiated reviews for product validation for UL (USA), CSA (Canada) and CE Mark (European) testing of the IMPACT Test System, which includes EMI and RFI testing to ensure product acceptance in initial target markets.

In addition to the product validations, LifePoint is also completing the quality systems and manufacturing protocols to ensure the Company can meet the quality system requirements for FDA QSR and ISO 9000 plant certifications.

In August, we initiated the final studies to generate the needed data for product performance claims and for our FDA 510(k) submission. Unfortunately, the data collection has been slower than we had anticipated. These studies are continuing as quickly as possible.

Manufacturing

We remain pleased with the progress made in our manufacturing capabilities and production capacity. We continue to be excited at the cost savings we have achieved based on the actual results of the Saliva Test Module (STM) manufacturing, consisting of the cassette and mouthpiece, and the enhancements being made to the test system instrument.

Routine cassette production has now been well established with protocols qualified and documented. All production equipment has been qualified, and quality control systems are fully functional. We continue to validate the solid manufacturability of the drug chemistries.

We have recently collected enough final test data to indicate that we need to make some additional minor engineering modifications to the final product design. Transfer of instrument inventory and production from research and development to manufacturing has been initiated and production scale-up is underway. Documentation and operational procedures continue to be developed and vendor selection is proceeding. We are now purchasing all of the custom-designed instrument components and assembling the instrument. We expect to transfer manufacturing of the instrument to our selected OEM manufacturer within six months.

We continue to aggressively pursue cost reduction efforts, including negotiations for materials from selected vendors, multi-cavity molds and implementation of selected automation to reduce labor costs. We have already transitioned several of our initial molds to multi-cavity molds and have developed a schedule for the remainder of our parts. The combination of this transition with automation is a critical step toward reaching our goal of 70 - 80% margins for the disposable cassette. With respect to the instrument, our focus is on part cost reduction prior to the transfer of the instrument manufacturing to our OEM manufacturer.

Marketing & Sales

As we maintain our anticipated 2001 launch of our first product, LifePoint has continued to exhibit the IMPACT Test System's technological advantages at numerous meetings attended by industry leaders and potential customers over the last several months. We have also continued marketing and lobbying activities to help facilitate the rapid market acceptance of the IMPACT Test System.

From June through August, LifePoint actively participated in several national exhibitions.

In the law enforcement market:

  National Association of Drug Court Professionals

  American Corrections Association

  International Association of Forensic Toxicology

  American Probation and Parole Association

In the workplace market:

  Drug Abuse Testing Industry Association

  Society of Human Resource Managers

  American Occupational Health Association

  Substance Abuse Professionals Association

From these meetings, over 500 additional sales leads were generated, bringing our total sales leads to nearly 2,000.

Technical workshops and papers were presented at the Law Enforcement Technology Congress, a symposium sponsored by the Office of the National Drug Control Policy (Drug Czar), and the International Association of Forensic Toxicology. Brief product presentations were made in conjunction with luncheons supported by LifePoint at the Major Cities Chiefs meeting and the American Probation and Parole Association. Industry workshops were presented in conjunction with the AOHC, SHRM and DATIA meetings.

Market trials have been selected for ten sites in the United States and two in Europe. It remains clear that Europe is well ahead of the United States in recognizing the value of saliva-based drug testing for DUI. Because of this, and some potential uncertainty in the regulatory environment related to the US industrial workplace, we have decided to initially focus on the markets in which we have strategic partners established - the law enforcement market in the US (CMI, Inc.) and European markets (Lion Laboratories) and, thereafter, to focus on the US industrial and medical markets. We believe that we will be able to realize substantial sales revenues and stockholder value with this approach.

The Drug Testing Advisory Board of SAMHSA, which regulates how testing is performed on federally regulated workers in the industrial workplace (which constitutes about 10% of the workplace testing) has issued draft guidelines for the workers they regulate. Saliva samples have recently been deemed to be considered the equivalent to urine samples for all types of drug testing. This critical news significantly expands LifePoint's market potential.

The unique product has enabled LifePoint to hire several highly experienced, proven professional personnel to complete the staffing of the key sales and support functions for LifePoint. We have included a press release on all of these recent hires.

In addition to completing the initial staffing, customer service and technical support policies and procedures have been developed and implemented. LifePoint is ready to take orders and to support our first customers.

Sales has worked closely with marketing to fine tune our initial marketing and sales launch plans, including sales strategies and distribution strategies.

Finance Activities

To proactively fuel our growth, and to bridge the cash requirement from product release until profitability, the Company initiated efforts to raise capital a few months ago. We selected Wells Fargo Van Kasper (WFVK), a national firm, as our investment banker and initiated efforts for a private placement.

LifePoint has completed a private placement that delivered over $13.7 million in gross proceeds. The Series C 10% Convertible Preferred Stock will be convertible into Common Stock at a fixed price of $3.00 per share and the warrant will be exercisable at $3.00 per share. This financing, in conjunction with the exclusive marketing fees from our strategic partner, is expected not only to take LifePoint to profitability, but will supply us with additional cash reserves.

We recently appointed Peter E. Jansen to the position of Chief Financial Officer and Vice President of Finance. Mr. Jansen brings 30 years' experience of finance and accounting in medical and pharmaceutical companies, including proven performance in fundraising, Wall Street relationship-building, mergers and acquisitions, and strategic partnerships. Mr. Jansen's hire comes at a time when extensive financial management experience will most benefit LifePoint as the company prepares for commercialization of its first product.

Investment Community Activities

We are pleased that we have continued to present our company at numerous high-profile investment forums, including the Wells Fargo Growth Stock Conference in San Diego, the AMEX Virtual Conference (Webcast), the Money Show in San Francisco, and the Wells Fargo Growth Stock Conference in San Francisco. We also conducted radio interviews with Wall Street Week, CEO Cast, Wall Street Reporter, and the MACK Report. LifePoint's increased visibility in front of potential large stockholders should, over time, benefit our stock. LifePoint also conducted our first investor conference call for our year-end results in July. You can watch and listen to several of these presentations on our website at www.LifePointInc.com.

WFVK initiated coverage on LifePoint in August. This is LifePoint's first sell-side coverage (we currently have buy-side coverage from Vanguard Capital), and we look forward to the increased investor visibility that this coverage brings.

It is unfortunate that, at a time when the significant progress of the Company and the imminent product launch would usually result in an increase in the stock price, the expected increase in the price of the stock is being offset by a significant decline in the broader stock markets. LifePoint continues to track the NASDAQ very closely, as we have for the last year. Keep in mind, the fundamentals of the Company have not changed; if nothing, they are much stronger.

The management and employees of LifePoint maintain our commitment to do whatever it takes to reach our collective goals. The management team remains confident that the Company's activities will continue to culminate in added value for the stockholders and remains secure about the prospects, progress and future of LifePoint. Although we did not meet our goal of a September launch, and we need to make some final minor engineering modifications, we remain confident that the IMPACT Test System will be out before the end of this year.

Please visit our website at www.LifePointInc.com to review the latest information. I look forward to keeping you informed of our progress throughout the coming year.

We thank you for your continuing support and loyalty.

Sincerely,

Linda H. Masterson

Chairman of the Board, President and CEO